Exhibit 99.1

ProUroCare Announces Changes to Management and Board of Directors

MINNEAPOLIS (April 19, 2013) -- ProUroCare Medical Inc. (OTCQB: PUMD) is pleased to announce the appointment of Stan Myrum as Interim CEO of the company and as a Director on its Board of Directors. Stan has over 30 years of medical device experience with Medtronic where he provided executive leadership in Operations, Supply Chain, Quality, Regulatory, Clinical and Product Development. In addition, he was Medtronic’s Vice President of Operations and Technology for Europe, Middle East and Africa for six years. Since his retirement from Medtronic in 2007 Stan has provided consulting services to medical device start-up companies (including ProUroCare) as well as conducting due diligence for medium to large venture capital and medical device companies. Myrum stated “I am very excited about this opportunity to lead the commercialization efforts for this exciting prostate imaging technology in a field of such significant unmet medical needs.”

Rick Carlson, the prior CEO of ProUroCare, will transition to a new role as a consultant for Marketing and Physician Relations. This transition is consistent with Rick’s expertise in these two very important areas for the company.

ProUroCare has developed an exciting new FDA-approved device in the field of prostate cancer imaging that provides both 2- and 3-D images of the prostate. This device is intended to address an unmet medical need, namely, documenting abnormal lesions in the prostate (which may be or may become cancerous), visually displaying them on a computer screen, and storing the images for future comparison.

The next major step for the company is to complete the necessary testing of a multiple-use probe and then file a 510k for an indication as a reusable device, using the previously approved single-use probe device as the predicate device. Upon such 510K filing, the company plans to initiate a search to engage a permanent CEO to support future fundraising and commercialization activities. The goal – depending on the timing and amount of funding – is to begin commercializing the new device in the next 12 months.

In the near term the company will focus on scaling back expenses while completing the multiple use probe approval process. The company’s CFO, Dick Thon, will continue as an employee for a short time and then convert to a financial consulting role. Dr. Michael Chambers and Larry Getlin, Directors, have resigned from the ProUroCare Board, but will continue to serve in their areas of expertise as consultants. The Board is now comprised of Jim Davis (CEO of Davis Associates), Robert Rudelius (CEO of Nobles Ventures) Scott Smith (Managing Director of Accretive Solutions), and Stan Myrum, all based in Minneapolis or working there regularly. Davis will serve as Chairman with Rudelius as Vice-Chair. Dr. Chambers added, “This structure will center and accelerate all decision-making during this period into a small group of people, centrally located and at a reduced cost to the company.”

About ProUroCare Medical Inc.

ProUroCare Medical Inc. is a publicly traded company engaged in the business of creating innovative medical imaging products. The company’s ProUroScan system, an elasticity imaging technology used to document abnormalities of the prostate previously detected by a digital rectal examination, received commercial clearance from the FDA in April 2012. Based in Minneapolis, the company’s stock trades on the OTCQB market (www.otcmarkets.com).

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This news release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as "believes," "expects," "anticipates," "intends," "will," "may," "should," or similar expressions. These forward-looking statements are not guarantees of ProUroCare's future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause ProUroCare's results to differ materially from those expressed or implied by such forward looking statements include, but are not limited to, the ability of ProUroCare to find adequate financing to complete the development of its products; the high level of secured and unsecured debt incurred by ProUroCare; the impact and timing of actions taken by the FDA and other regulatory agencies with respect to ProUroCare’s products and business; the dependence by ProUroCare on third parties for the development and manufacture of its products; and other risks and uncertainties detailed from time to time in ProUroCare's filings with the Securities and Exchange Commission including its most recently filed Form 10-K and Form 10-Q. ProUroCare undertakes no duty to update any of these forward-looking statements.

Contact:

Stan Myrum

Interim CEO

(612) 840-7915